Valhi to Close New Mexico MDF Plant

            DALLAS, March 14, 1996: Valhi, Inc. (NYSE: VHI) announced today that it plans to close its Medite Las Vegas, New Mexico medium density fiberboard (MDF) operations by May 13, 1996. In connection with the closure Valhi will record a charge of approximately $15 million after-tax ($.13 cents per share). Cash costs net of tax benefits are not expected to be material. Medite will continue its operations in Oregon and The Republic of Ireland.

            Michael A. Snetzer, Chairman and CEO of Medite said ``Our decision was based upon the prohibitive additional costs required to seek and possibly obtain long-term operating permits, particularly in light of high operating costs of the older multi-opening press technology employed at this plant, the high cost of raw materials used by the plant and a weak MDF pricing environment. These problems are magnified by significant MDF capacity additions which have been announced elsewhere in North America and the weak pricing environment we expect until this new capacity can be absorbed by the MDF market. Accordingly, we do not believe the cost of further investment in this plant could be recovered.'' Mr. Snetzer added ``we are presently evaluating alternatives for disposition of the New Mexico plant's assets.''

            Medite employs approximately 120 hourly and 40 salaried personnel in the New Mexico plant which in 1995 had sales of $28 million to 162 customers in 36 states and seven foreign countries. In the months between today's announcement and final closure, Medite expects to work closely with its New Mexico employees, customers and suppliers as well as government officials in this period of transition to make the adjustments which will inevitably result from closure of the new Mexico operations.

            Medite will continue to serve MDF customers from its larger MDF plants in Ireland and Oregon which together accounted for 1995 sales of $121 million (81% of Medite's MDF sales). In addition to its MDF business, Medite owns and manages 170,000 acres of timberland in Southern Oregon and operates a sawmill and veneer/wood chip facility in close proximity to its timber holdings. These traditional timber products activities had 1995 sales of $50 million.

            In 1995, Medite's total MDF operations accounted for less than 8% of Valhi's 1995 sales. Valhi is a major producer of titanium dioxide pigments, refined sugar, MDF and other products.